Oil States Announces Third Quarter Earnings of $0.97 per Share

      HOUSTON, Nov. 1 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended September 30, 2007 of $50.5 million, or $0.97 per diluted share. These results compare to $50.1 million, or $0.99 per diluted share, reported in the third quarter of 2006.

      Improvements in deepwater and oil sands activity coupled with contributions from acquisitions completed in the quarter generated improved year-over-year revenues. However, lower margins at our Tubular Services segment, which led to a $7.1 million year-over-year decrease in that segment's EBITDA, resulted in relatively flat year-over-year EBITDA for the Company. The Company generated $527.4 million of revenues and $94.6 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the third quarter of 2007 compared to $479.5 million and $93.9 million, respectively, in the third quarter of 2006.(A) Offshore Products EBITDA increased 29% year-over-year due to strong shipments of deepwater capital equipment across its product lines. Well Site Services reported higher revenues and EBITDA due primarily to contributions from two rental tool acquisitions completed in the quarter and increased activity supporting the Canadian oil sands developments. Well Site Services growth was partially offset by some regional weakness in its U.S. and Canadian drilling related operations. Tubular Services reported flat revenues year-over-year but lower EBITDA due to flattening U.S. drilling activity and a competitive OCTG pricing environment, negatively impacting margins. Operating income in the third quarter of 2007 was $74.8 million compared to $75.5 million for the third quarter of 2006. The Company recognized an effective tax rate of 30.3% in the third quarter of 2007 compared to 34.1% recognized in the third quarter of 2006. The Company currently expects the effective tax rate to approximate 34% during the fourth quarter of 2007.

      The Company reported net income of $155.2 million, or $3.05 per diluted share, on revenues of $1.5 billion and EBITDA of $290.9 million for the first nine months of 2007. For the same period in 2006, the Company reported net income of $148.3 million, or $2.91 per diluted share, on revenues of $1.4 billion and EBITDA of $282.4 million. This represents a 5% year-over-year increase in revenue and a 3% increase in EBITDA. However, increased depreciation related to higher capital spending over the last twelve months led to relatively flat operating income year-over-year. The results for 2007 include a $12.8 million pre-tax gain, or an after-tax gain of $0.17 per diluted share, related to the sale of a portion of its investment in Boots & Coots. Conversely, in 2006, the Company recognized an $11.3 million pre-tax gain, or $0.12 per diluted share, from the initial sale of its workover business to Boots & Coots.

      BUSINESS SEGMENT RESULTS

      (Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2007 to the results from the third quarter of 2006 in order to present a more meaningful comparison of the Company's results.)

      Well Site Services

      For the third quarter of 2007, Well Site Services generated revenues of $179.7 million and EBITDA of $65.4 million compared to $154.4 million and $62.0 million, respectively, in the third quarter of 2006. The 16% year-over-year increase in revenues and 6% increase in EBITDA were primarily due to organic growth in support of the Canadian oil sands developments, expansion in rental tool operations and the contributions from the Well Testing and Schooner acquisitions closed during the quarter. Partially offsetting this growth was lower utilization and margins on the Company's drilling rigs and lower margins reported by the Company's existing rental business.

      The accommodations business reported revenues and EBITDA of $65.9 million and $22.7 million for the third quarter of 2007, respectively, compared to revenues of $64.0 million and EBITDA of $20.3 million in the third quarter of 2006. The accommodations business improved as activity and margins continued to expand in our oil sands support operations in Canada coupled with the strengthening of the Canadian dollar; however, these gains were partially offset by lower revenues and margins in the Company's traditional Canadian drilling and Gulf of Mexico accommodations. Drilling services recognized revenues of $40.2 million and EBITDA of $16.3 million in the third quarter of 2007 compared to $37.1 million of revenues and $18.6 million of EBITDA in the third quarter 2006. Drilling services benefited from additional capacity from three rigs added to the fleet since the third quarter of 2006. However, this capacity growth was offset by reduced utilization and higher costs, primarily in its Texas operations. Rental tools generated $73.6 million of revenues and $26.4 million of EBITDA in the third quarter of 2007 compared to revenue and EBITDA in the third quarter of 2006 of $53.3 million and $23.0 million, respectively. This year-over-year growth was due to combined contributions of $18.8 million of revenue and $5.2 million of EBITDA from the two acquisitions closed during the quarter, as noted above, partially offset by some regional reductions in drilling and completion activity, primarily in the Permian Basin and Canada.

      Offshore Products

      During the third quarter of 2007, Offshore Products continued to generate improved year-over-year results, reporting $132.1 million of revenues and $24.7 million of EBITDA compared to $110.0 million and $19.1 million, respectively, in the third quarter of 2006. The growth was primarily due to increased volumes and margins from bearing and connector products. EBITDA margin increased to 19% in the quarter from 17% in the third quarter of 2006. Backlog was relatively flat sequentially, totaling $396.0 million at September 30, 2007 compared to $402.2 million at June 30, 2007, but was up significantly from the $349.3 million of backlog reported as of December 31, 2006.

      Tubular Services

      Tubular Services generated revenues of $215.6 million and EBITDA of $10.2 million during the third quarter of 2007 compared to $215.0 million and $17.3 million, respectively, in the third quarter of 2006. Tubular Services' OCTG shipments increased 6% to 126,800 tons from 120,000 tons shipped in the third quarter of 2006. Gross margin in the third quarter of 2007, while down year-over-year, was essentially flat sequentially at 6.0% from the 6.4% reported in the second quarter of 2007 due to competitive pricing. The Company's OCTG inventory as of September 30, 2007 was $208.6 million compared to $221.7 million as of June 30, 2007 and $261.8 million as of December 31, 2006. As of September 30, 2007, approximately 67% of Oil States' OCTG inventory was committed to customer orders.

      "With strong deepwater and oil sands activity coupled with contributions from two acquisitions closed during the quarter, we were able to generate record quarterly revenue in the third quarter of 2007," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Regional reductions in drilling and completion activity in the U.S. and Canada put some pressure on our North American leveraged businesses. Looking forward, fundamentals for both deepwater capital spending and oil sands activity continue to look promising in the fourth quarter and throughout 2008. We expect U.S. activity in the fourth quarter to be flat to down sequentially due to pockets of regional activity weakness and holiday slowdowns which are typical for the fourth quarter. Our current expectation for fourth quarter 2007 earnings is in a range of $0.92 to $0.98 per diluted share."

      Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

      For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

      The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)

                                         Three Months Ended                   Nine Months Ended
                                            September 30,                       September 30,
                                       2007              2006              2007              2006
Revenues                          $    527,440      $    479,463      $  1,507,264      $  1,439,053
Costs and expenses:
  Cost of sales                        403,369           363,007         1,145,882         1,094,926
  Selling, general and
   administrative expenses              30,884            27,414            86,433            79,611
  Depreciation and
   amortization expense                 18,788            13,880            49,320            39,762
  Other operating expense
   (income)                               (374)             (330)             (516)               56
Operating income                        74,773            75,492           226,145           224,698

Interest expense                        (4,217)           (4,797)          (12,798)          (14,531)
Interest income                            890               714             2,599             1,670
Equity in earnings of
 unconsolidated affiliates                 753             2,637             2,043             4,624
Sale of workover services
 business                                   --                --                --            11,250
Gain on sale of investment                  --                --            12,774                --
Other income                               243             1,866               595             2,111
  Income before income taxes            72,442            75,912           231,358           229,822
Income tax provision                   (21,964)          (25,860)          (76,186)          (81,549)
  Net income                      $     50,478      $     50,052      $    155,172      $    148,273

Net income per share
  Basic                           $       1.02      $       1.01      $       3.14      $       2.99
  Diluted                         $       0.97      $       0.99      $       3.05      $       2.91

Weighted average number of
 common shares outstanding
  Basic                                 49,661            49,736            49,423            49,514
  Diluted                               51,822            50,475            50,883            50,909

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                              Sep. 30,          Jun. 30,          Dec. 31,
                                                2007              2007              2006
Assets                                      (unaudited)       (unaudited)        (audited)
   Current assets
      Cash and cash equivalents            $     29,201      $     21,121      $     28,396
      Accounts receivable, net                  414,211           366,456           351,701
      Inventories, net                          355,704           365,880           386,182
      Prepaid expenses and other
       current assets                            33,967            28,430            17,710
         Total current assets                   833,083           781,887           783,989
   Property, plant and equipment, net           538,842           444,978           358,716
   Goodwill, net                                390,741           337,026           331,804
   Investments in unconsolidated
    affiliates                                   23,604            22,711            38,079
   Other noncurrent assets                       75,521            57,304            58,506

Total assets                               $  1,861,791      $  1,643,906      $  1,571,094

Liabilities and stockholders' equity
   Current liabilities
      Current portion of long-term
       debt                                $    179,659      $    176,545      $      6,873
      Accounts payable and accrued
       liabilities                              252,802           212,470           199,842
      Income taxes                                4,062               912            11,376
      Deferred revenue                           46,167            46,192            58,645
      Other current liabilities                     739             1,592             3,680
         Total current liabilities              483,429           437,711           280,416
   Long-term debt (B)                           253,376           167,103           391,729
   Deferred income taxes                         40,482            38,513            38,020
   Other liabilities                             27,300            26,413            21,093
         Total liabilities                      804,587           669,740           731,258

   Stockholders' equity
      Common stock                                  522               517               511
      Additional paid-in capital                399,963           385,940           372,043
      Retained earnings                         642,512           592,034           487,627
      Accumulated other
       comprehensive income                      72,365            53,827            30,183
      Treasury stock                            (58,158)          (58,152)          (50,528)
         Total stockholders' equity           1,057,204           974,166           839,836

Total liabilities and stockholders'
 equity                                    $  1,861,791      $  1,643,906      $  1,571,094

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                       Three Months Ended                   Nine Months Ended
                                          September 30,                       September 30,
                                     2007              2006              2007              2006
Revenues
    Accommodations              $     65,894      $     63,973      $    221,311      $    243,577
    Rental Tools                      73,602            53,320           178,082           149,685
    Drilling and Other                40,216            37,126           107,886            97,349
    Workover Services                     --                --                --             8,544

  Well Site Services                 179,712           154,419           507,279           499,155
  Offshore Products                  132,124           110,038           386,601           281,984
  Tubular Services                   215,604           215,006           613,384           657,914
Total Revenues                  $    527,440      $    479,463      $  1,507,264      $  1,439,053

EBITDA (A)
    Accommodations              $     22,712      $     20,339      $     80,302      $     69,291
    Rental Tools                      26,393            23,021            67,869            62,279
    Drilling and Other (C)            16,318            18,626            56,892            48,769
    Workover Services (D)                 --                --                --            13,828

  Well Site Services                  65,423            61,986           205,063           194,167
  Offshore Products                   24,687            19,130            72,102            49,839
  Tubular Services                    10,165            17,256            29,789            53,026
  Corporate / Other                   (5,718)           (4,497)          (16,077)          (14,587)
Total EBITDA                    $     94,557      $     93,875      $    290,877      $    282,445

Operating Income / (Loss)
    Accommodations              $     16,147      $     13,802      $     64,291      $     54,743
    Rental Tools                      19,825            18,775            51,437            49,785
    Drilling and Other                12,908            14,473            34,719            39,860
    Workover Services                     --                --                --             1,922

  Well Site Services                  48,880            47,050           150,447           146,310
  Offshore Products                   22,074            16,342            63,889            41,592
  Tubular Services                     9,529            16,629            27,973            51,470
  Corporate / Other                   (5,710)           (4,529)          (16,164)          (14,674)
Total Operating Income          $     74,773      $     75,492      $    226,145      $    224,698

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                              Three Months Ended September 30,
                                                   2007             2006

Supplemental Operating Data
  Land Drilling Operating
   Statistics
    Average Rigs Available                             33                30
    Utilization                                      87.2%             94.3%
    Implied Day Rate ($ in
     thousands per day)                          $   15.2          $   14.3
    Implied Daily Cash Margin ($ in
     thousands per day)                          $    6.2          $    6.7

  Offshore Products Backlog ($ in millions)      $  396.0          $  321.2

  Tubular Services Operating Data
    Shipments (Tons in thousands)                   126.8             120.0

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                         Three Months Ended               Nine Months Ended
                                            September 30,                   September 30,
                                        2007            2006            2007            2006
Net income                         $    50,478     $    50,052     $   155,172     $   148,273
Income tax expense                      21,964          25,860          76,186          81,549
Depreciation and amortization           18,788          13,880          49,320          39,762
Interest income                           (890)           (714)         (2,599)         (1,670)
Interest expense                         4,217           4,797          12,798          14,531
    EBITDA                         $    94,557     $    93,875     $   290,877     $   282,445

(B) As of September 30, 2007, the Company had approximately $142.9 million available under its revolving credit facility.

(C) Includes the $12.8 million gain from the sale of Boots & Coots stock completed in April 2007.

(D) Reflects two months' results for the workover services business, which was sold to Boots & Coots International Well Control, Inc. effective on March 1, 2006 and also includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.